Exhibit 99.1
NEWS RELEASE

Date: August 8, 2007	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Record Earnings per Share
IRVINE, California, August 8, 2007 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.39 for the quarter ended June 30, 2007, up 20% from earnings per share of $0.33 for the same quarter of the prior year. Net income for the quarter was $5.6 million compared to $4.6 million for the prior year’s June quarter. June quarter revenues were $74.3 million, compared to $69.8 million in the June quarter of 2006. Results in the quarter reflect the expansion of CorVel’s Enterprise Comp and Network Solutions services, partially offset by reduced results in Case Management services.
The expansion of CorVel’s line of claims management services is continuing on schedule. The acquisition of Schaffer Companies in May brought the coverage for such services to 34 states. This expansion has thus far been conducted using the cashflow from existing operations. The two acquisitions completed this year have brought new management and systems into the Company, positioning CorVel to further expand the markets addressed by its services.
The Company has expanded the pace of its investment in medical review software and service capabilities. The smart routing of work is being steadily expanded to further tailor medical review to the unique needs of each state, care type and patient setting. Expansions have also been achieved in the depth of CorVel’s preferred provider networks and also its directed care networks. The Company plans to extend workflow management technologies used in medical review to its patient management services.
Subsequent to the end of the quarter CorVel announced plans to provide clearinghouse capabilities for the workers compensation marketplace. Several states have shown an interest in the use of clearinghouses to extend the automation of healthcare claims submissions. The Company has developed a number of the tools required for clearinghouse operations in its medical review expansions, and will now apply these capabilities to facilitate the automation of provider reimbursement processes.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement
Three Months Ended June 30, 2006 and 2007
(Unaudited)

	Three months ended June 30,
	2006	2007
Revenues	$69,762,000	$74,337,000
Cost of revenues	53,435,000	56,156,000

Gross profit	16,327,000	18,181,000
General and administrative expenses	8,720,000	9,077,000

Income before income taxes	7,607,000	9,104,000
Income tax provision	2,967,000	3,543,000

Net Income	$4,640,000	$5,561,000

Net income per share
Basic	$0.33	$0.40

Diluted	$0.33	$0.39

Weighted average shares outstanding
Basic	14,125,000	13,964,000
Diluted	14,169,000	14,159,000
CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2007 and June 30, 2007
(Unaudited)

	March 31, 2007	June 30, 2007
Assets
Cash and cash equivalents	$15,020,000	$6,858,000
Accounts receivable, net	41,027,000	42,229,000
Prepaid taxes and expenses	3,090,000	3,103,000
Deferred income taxes	5,150,000	5,150,000
Property and equipment, net	24,864,000	26,241,000
Goodwill and other assets	24,617,000	37,127,000

TOTAL ASSETS	$113,768,000	$120,708,000

Liabilities and Stockholders’ Equity
Accounts and taxes payable	$13,418,000	$15,480,000
Accrued liabilities	15,851,000	13,816,000
Deferred income taxes	5,302,000	6,104,000
Common stock and paid-in-capital	75,557,000	76,107,000
Treasury stock	-154,091,000	-154,091,000
Retained earnings	157,731,000	163,292,000

TOTAL LIABILITIES AND EQUITY	$113,768,000	$120,708,000